Exhibit 10.3

Execution Copy

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

DCP SAND HILLS PIPELINE, LLC

by and among

DCP MIDSTREAM, LP

SPECTRA ENERGY SAND HILLS HOLDING, LLC

and

PHILLIPS 66 SAND HILLS LLC

Dated as of September 3, 2013

i

ii

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DCP Sand Hills Pipeline, LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of September 3, 2013 (the “Effective Date”), by and among DCP Midstream, LP, a Delaware limited partnership (the “DCP Member”), Spectra Energy Sand Hills Holding, LLC, a Delaware limited liability company (the “Spectra Member”), and Phillips 66 Sand Hills LLC, a Delaware limited liability company (the “Phillips Member”). DCP Member, Spectra Member and Phillips Member may be referred to herein, collectively, as the “Members” or each, individually, as a “Member”.
RECITALS:
WHEREAS, the Company was formed as a Delaware limited liability company on February 2, 2011 (the “Formation Date”) under and pursuant to the Act by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of Delaware;
WHEREAS, the DCP Member was admitted to the Company as the sole member, effective as of the Formation Date, pursuant to that certain Limited Liability Company Agreement of the Company executed February 2, 2011 (the “Original Agreement”);
WHEREAS, the Members amended and restated the Original Agreement in its entirety as of November 15, 2012 (the “First Amendment Date”) by the Members entering into a First Amended and Restated Limited Liability Company Agreement of the Company (the “First A&R Agreement”) in order to, among other things, (a) reflect the admission of the Spectra Member and the Phillips Member as members of the Company, (b) set forth the new multiple-Member governance and operating procedures of the Company, and (c) set forth their respective rights and obligations with respect to the Company; and
WHEREAS, the Members desire to amend and restate the First A&R Agreement in its entirety to, among other things, (a) modify the governance and operating procedures of the Company, and (b) set forth their respective rights and obligations with respect to the Company, in each case effective on and after the Effective Date;
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to amend and restate the First A&R Agreement as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Definitions. Each capitalized term used herein shall have the meaning given such term set forth below:
“Act” shall mean the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Action” shall mean any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity or arbitrator or arbitral body.
“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (i) the penultimate sentence of Regulation Section 1.704-2(g)(1), or (ii) the penultimate sentence of Regulation Section 1.704-2(i)(5); and
(b)    such Capital Account shall be deemed to be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” shall mean, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
“Aggregate Tax Rate” shall have the meaning set forth in Section 5.6(b).
“Agreement” shall have the meaning set forth in the preamble.
“Approved Annual Budget” shall have the meaning set forth in Section 3.1(d)(xv).
“Auditor” shall have the meaning set forth in Section 4.2(a).
“Available Cash” means, with respect to any calendar quarter ending prior to the dissolution or liquidation of the Company:

(a)
the sum of (i) all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of such calendar quarter, and (ii) if the Delegate, subject to Section 3.4(e), so determines, all or any portion of any additional cash and cash equivalents of the Company and its Subsidiaries on hand on the date of determination of Available Cash with respect to such calendar quarter, less

(b)
the amount of any cash reserves established by the Delegate, subject to Section 3.4(e), to (i) provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for any future capital expenditures and for anticipated future credit needs of the Company and its Subsidiaries) subsequent to such calendar quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them is bound or its assets are subject;

it being understood, that disbursements made by the Company or its Subsidiaries or cash reserves established, increased or reduced after the end of such calendar quarter but on or before the date of determination of Available Cash with respect to such calendar quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such calendar quarter if the Delegate so determines, subject to Section 3.4(e); provided, however, that “Available Cash” with respect to the calendar quarter in which the liquidation of the Company occurs and any subsequent calendar quarter shall equal zero.

“Base Rate” means the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by The Wall Street Journal, as such “prime rate” may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.

“Book Value” shall mean (a) with respect to any asset of the Company contributed by any Member, the asset’s fair market value at the time of such contribution (the fair market value of any cash contribution being the actual dollar value thereof); and (b) with respect to any other asset of the Company, the adjusted tax basis of such asset as of the relevant date for U.S. federal income tax purposes, except as follows:
(1)    the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values (taking Code Section 7701(g) into account) as of the following times:
(A)    the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company;
(B)    the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company;
(C)    the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(iv)(f)(5)(ii);
(D)    the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member; and
(E)    any other event to the extent determined by the Tax Committee to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q).
(2)    the Book Value of any Company asset distributed in kind to any Member shall be the gross fair market value of such asset (taking Code Section 7701(g) into account) on the date of such distribution; and
(3)    the Book Value of Company assets shall be increased or decreased, as appropriate, to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses” herein; provided, however, that Book Values shall not be adjusted pursuant to this clause (3) to the extent that an adjustment pursuant to clause (1) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (3).
The Book Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII hereof. The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Business” shall mean (a) the provision of gathering and transportation services for natural gas liquids, (b) in connection with the activities described in clause (a) the development, construction,

ownership and operation of the System, and all activities related thereto, including the development, design, procurement, land acquisition with respect to, construction, financing, disposal of, maintenance of, and the transaction of all other business involving the System, and (c) any other activities related or incidental to, or in anticipation of, the actions described in clause (a) and clause (b) above.
“Business Day” shall mean any day on which banks are generally open to conduct business in the State of New York.
“Capital Account” shall mean the capital account maintained for each Member pursuant to Section 6.3.
“Capital Contribution” shall mean, with respect to any Member, the amount of any money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held or purchased by such Member and credited to each such Member’s Capital Accounts pursuant to Article VI hereof.
“Certificate” shall have the meaning set forth in the recitals.
“CFOs” shall have the meaning set forth in Section 8.3(d).
“Change Event” shall have the meaning set forth in Section 5.6.
“Change of Control” shall mean an event that causes a Person that holds a Company Interest to cease to be Controlled by such Person’s Parent; provided, however, that an event or series of related events that causes the Parent of either the Spectra Member or the Phillips Member to be Controlled by another Person shall not constitute a Change of Control.
“Changing Member” shall have the meaning set forth in Section 5.3(b).
“Changing Member Appraiser” shall have the meaning set forth in Section 5.3(c).
“Claim” shall mean any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Interest” shall mean, with respect to any Member, such Member’s respective membership interest in the Company.
“Control” shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of at least one of the following (and “Controlled” or “Controlling” shall have their correlative meanings):

(a)    ownership of more than fifty percent (50%) of the voting ownership interests of the Person; or
(b)    the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct, or cause the direction of, the management and policies of the Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof).
“Control Acceptance” shall have the meaning set forth in Section 5.3(b).
“Control Appraiser Committee” shall have the meaning set forth in Section 5.3(c).
“Control Notice” shall have the meaning set forth in Section 5.3(b).
“Control Offer Period” shall have the meaning set forth in Section 5.3(b).
“Covered Person” shall have the meaning set forth in Section 3.12(a).
“Damage Amount” shall have the meaning set forth in Section 5.6(b).
“DCP Member” shall have the meaning set forth in the preamble.
“Delegate” shall have the meaning set forth in Section 3.1(a).
“Delegation Limitations” shall have the meaning set forth in Section 3.1(c).
“Delegation of Authority Policy” shall mean the policy setting forth certain authority delegated by the Members to the Delegate, which at the Effective Date shall be as set forth in Exhibit A to this Agreement, but which may be modified from time to time by the Management Committee pursuant to this Agreement.
“Depreciation” shall mean, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount determined by applying the Remedial Method of Depreciation as defined in Regulation Section 1.704-3(d).
“Dissolution Event” shall have the meaning set forth in Section 9.1.
“Distribution” shall mean, with respect to any Member, the amount of money and the Book Value of any property (other than money) distributed to such Member pursuant to Section 7.6 hereof with respect to such Member’s Company Interest.
“Effective Date” shall have the meaning set forth in the preamble.
“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, excluding debt securities convertible or exchangeable into such equity.
“Fair Market Value” shall mean, with respect to any Member’s Company Interest, a purchase price equal to the value that would be obtained for such Company Interest, in an arm’s-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, such Company Interest.
“First A&R Agreement” shall have the meaning set forth in the recitals.
“First Amendment Date” shall have the meaning set forth in the recitals.
“Fiscal Year” shall mean the taxable year of the Company, which shall be a fiscal year ending on December 31st that otherwise coincides with the calendar year.
“Flow Through Subsidiaries” shall have the meaning set forth in Section 8.2(a).
“Formation Date” shall have the meaning set forth in the recitals.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Entity” shall mean any (a) national, state, county, municipal or local government and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission or comparable authority, or any entity with the authority to levy or collect taxes), and (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction.
“Indebtedness for Borrowed Money” means, with respect to any Person, indebtedness, liabilities or obligations of such Person to another Person for borrowed money resulting from (a) indebtedness created, assumed or incurred and evidenced by bonds, debentures, notes or other debt securities, (b) obligations of any account party in respect of letters of credit, bankers’ acceptances or similar credit transactions, in each case outside of the ordinary course of the conduct of the Company’s business, (c) indebtedness in respect of any sale-leaseback transaction, and (d) amounts owed under a currency, commodity or interest rate swap, hedge or similar device.
“In-Service Date” shall mean the date when natural gas liquids are first transported on a commercial basis on each of the portions of the System identified in clauses (a) and (c) of the definition of System, which date is agreed to be June 13, 2013.
“Insurance Payment Amount” shall mean an amount, as determined by the Qualified Adjuster, equal to (a) the aggregate insurable loss to be payable under the Insurance Program as a result of an Insurance Payment Event (taking into account any deductible or self-retention amount and the coverage limits of the Company included within the Insurance Program and applicable to such Insurance Payment Event), less (b) the proceeds received by the Company (or, if not yet received, acknowledged to be due from the relevant insurer) under insurance coverage contemplated under the Insurance Program purchased directly by the Company (other than from a captive insurer of a Member or any of its Affiliates) associated with such Insurance Payment Event.

“Insurance Payment Event” shall mean the occurrence of an insurable loss by the Company under the terms of any form of insurance policy included as part of the Insurance Program pursuant to Section 3.13.
“Insurance Program” shall have the meaning set forth in Section 3.13.
“Law” shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.
“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of the foregoing.
“Management Committee” shall have the meaning set forth in Section 3.1(a).
“Member(s)” shall have the meaning set forth in the preamble.
“Neutral Control Appraiser” shall have the meaning set forth in Section 5.3(c).
“Neutral Firm” means a nationally-recognized law firm or accounting firm designated by the Members by mutual agreement.
“Non-Changing Member(s)” shall have the meaning set forth in Section 5.3(b).
“Non-Changing Member Appraiser” shall have the meaning set forth in Section 5.3(b).
“Nonrecourse Deductions” shall have the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Year equals the excess, if any, of (a) the net increase in the amount of Partnership Minimum Gain during such Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).
“Nonrecourse Liability” shall have the meaning set forth in Regulation Section 1.704-2(b)(3).
“Non-Transfer Members” shall have the meaning set forth in Section 5.2(a).
“Officers” shall have the meaning set forth in Section 3.9(a).
“Operational Transaction” shall mean a transaction between the Company and the Delegate or an Affiliate of the Delegate that is ancillary to natural gas liquids transportation activity and that enables the Company to receive natural gas liquids into, transport them on, or deliver them out of the System, all conducted in accordance with customary midstream industry practices; provided, however, that an Operational Transaction shall not include:
(a)    a financial transaction such as a hedge, swap, option or other form of contract priced with reference to a commodity that a party is not obligated to physically purchase or sell;
(b)    as to a transaction for the purchase or sale of natural gas liquids, a transaction the term of which exceeds 61 days; and

(c)    a transaction designed to expand the profit and loss generation activity of the Company beyond that of the Business.
Examples of Operational Transactions that the Company may enter into from time to time with an Affiliate of the Delegate are natural gas liquids storage, mixed stream and/or component balancing or volumetric balancing agreements, or fee-based physical exchanges.
“Option Holder” shall have the meaning set forth in Section 5.3(b).
“Original Agreement” shall have the meaning set forth in the recitals.
“Parent” shall mean, with respect to a particular Person, the Person that Controls such particular Person and is not itself Controlled by any other Person.
“Partner Nonrecourse Debt” shall have the meaning set forth in Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” shall mean the aggregate amount of gain (of whatever character), determined for each Partner Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Partner Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(i)(3) and (k), and the determination of a Member’s share of minimum gain attributable to a Partner Nonrecourse Debt in accordance with Regulation Section 1.704-2(i)(5).
“Partner Nonrecourse Deductions” shall mean the excess, if any, of (a) the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during any Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Partner Nonrecourse Debt that are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(2).
“Partnership Minimum Gain” shall mean the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such Nonrecourse Liability in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(d) and (k), and the determination of a Member’s share of Partnership Minimum Gain in accordance with Regulation Section 1.704-2(g).
“Percentage Interest(s)” shall mean, with respect to a Member, such Member’s respective Company Interest, expressed as a percentage of the total Company Interests, as set forth on Exhibit B hereto, as such exhibit may be amended from time to time by the Delegate to reflect the admission of a new Member or the Transfer of all or a part of a Member’s Company Interest pursuant to Article V.
“Person” shall mean any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.
“Premium Amount” shall have the meaning set forth in Section 3.13.
“Phillips Member” shall have the meaning set forth in the preamble.
“Principal Office” shall have the meaning set forth in Section 2.3.

“Profits” and “Losses” shall mean, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined, solely for U.S. federal income tax purposes, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)any expenditure of the Company that is (i) not deductible in computing U.S. taxable income and not properly chargeable to the Members’ Capital Accounts as described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and (ii) not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
(c)any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;
(d)gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for U.S. federal income tax purposes differs from its Book Value;
(e)in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (1) and (2) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;
(f)to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or an item of loss (if the adjustment decreases the adjusted tax basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and
(g)notwithstanding any other provision of this definition, such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof specially allocated pursuant to Sections 7.2(b), (c), (d), (e), (f) or (h) or Section 7.1(c).
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 7.2(b), (c), (d), (e), (f) and (h) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Qualified Adjuster” shall mean an independent insurance adjuster selected from time to time by the Company with the consent of all of the Members, such consent not to be unreasonably withheld.

“Regulation” shall mean the income tax regulations promulgated under the Code by the U.S. Department of the Treasury (whether final or temporary).
“Regulatory Allocations” shall have the meaning set forth in Section 7.2(g).
“Representative” shall mean any member of the Management Committee, as appointed from time to time.
“Required Contribution” shall mean Capital Contributions required under Section 6.1.
“ROFO Percentage” shall mean a fraction, the numerator of which is equal to the Percentage Interest of the relevant Non-Transfer Member and the denominator of which is equal to the sum of the Percentage Interests of all Non-Transfer Members (other than any Non-Transfer Member that, at the relevant time, has elected not to exercise its right of first offer right under Section 5.2(b) for any particular Subject Equity Interest, or who (having elected to participate) fails to comply with the notice, offer or closing requirements of Section 5.2(c)).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Spectra Member” shall have the meaning set forth in the preamble.
“Subject Equity Interest” shall have the meaning set forth in Section 5.2(b).
“Subject Subsidiary” shall have the meaning set forth in Section 5.2(b).
“Subsidiary” shall mean, when used with respect to any Person, any Affiliate of such Person that is Controlled by such Person.
“System” shall mean the pipeline system comprised, collectively, of (a) the approximately seven hundred and twenty (720) mile natural gas liquids gathering and transportation pipeline, constructed primarily of twenty (20) inch diameter pipe, and associated pumps and appurtenances, and extending from the DCP Member’s Affiliate’s Fullerton natural gas processing plant in Andrews County, Texas through a point in far eastern Harris County, Texas where such pipeline system interconnects with the Southern Hills Pipeline (that is owned by DCP Southern Hills Pipeline, LLC), as depicted in Exhibit C, as the same may be extended or expanded from time to time by the Company; (b) the pipeline header facilities that extend from the point described in clause (a) and run eastward to Mont Belvieu, Texas and which header facilities will deliver natural gas liquids from both the upstream portions of the System and from the Southern Hills Pipeline to various delivery points at or serving fractionation and storage facilities located at and near Mont Belvieu, Texas; and (c) approximately 43,000 barrels per day of pipeline capacity leased from West Texas Pipeline, Limited Partnership in southeast New Mexico and west Texas.
“Tax Committee” shall have the meaning set forth in Section 8.3(d).
“Tax Matters Partner” shall have the meaning set forth in Section 8.3(a).
“Tax Termination” shall have the meaning set forth in Section 5.6.
“Tax Termination Event” means the Transfer of all or a portion of a Member’s Company Interest which when combined with all other Transfers of Company Interests during the twelve (12) month period preceding such Transfer results in a Tax Termination.

“Terminating Member” shall have the meaning set forth in Section 5.6(a).
“Third Party Transfer Agreement” shall have the meaning set forth in Section 5.2(d).
“Transfer” shall mean any sale, assignment or other transfer, whether by operation of law or otherwise (and any deemed transfer pursuant to Section 338 of the Code of the assets of a Member in connection with the purchase of the stock of such Member and any other transfer for U.S. federal income tax purposes of the assets held by a Member if such deemed transfer or transfer would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code). “Transferred” and “Transferring” shall have correlative meanings.
“Transfer Member” shall have the meaning set forth in Section 5.2(a).
“Transfer Notice” shall have the meaning set forth in Section 5.2(a).
Section 1.2    Construction. Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to Articles, Sections, and Exhibits refer to Articles, Sections, and Exhibits of this Agreement, (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law, (d) references to money refer to legal currency of the United States of America, (e) the word “including” shall mean “including, without limitation” and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
ARTICLE II
ORGANIZATION
Section 2.1    Formation; Term.
(a)    The Company has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of Delaware under and pursuant to the Act.
(b)    The Company commenced on the Formation Date and its existence shall be perpetual, unless and until it is dissolved in accordance with Article IX.
Section 2.2    Name. The name of the Company is “DCP Sand Hills Pipeline, LLC”, and all Company business must be conducted in that name or such other names that comply with applicable Law as the Management Committee may approve.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the registered agent for service of process named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Principal Office”), or such other place as the Management Committee may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.
Section 2.4    Purpose; Powers.
(a)    The Company has been formed for the purpose of engaging in the Business. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the Business. The Company may also pursue other business purposes beyond those described in the immediately preceding sentence; provided that the Company’s pursuit of such other business purposes (i)  is not forbidden by the Act or by applicable Law and (ii) is previously approved by the Management Committee.
(b)    The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.4(a) and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Management Committee, the Delegate, and the Officers pursuant to Article III hereof.
Section 2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
Section 2.6    No State-Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Section 8.2 with respect to U.S. federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state Law partnership (including a limited partnership) or joint venture, and no Member shall be a state Law partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
Section 2.7    Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Delegate, Representative or Officer, individually or collectively, shall have any ownership interest in such Company assets or all or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Management Committee may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of any individual obligation of, any Member, Delegate, Representative or Officer.
Section 2.8    No Power to Bind Company or Other Members. Except as expressly provided in this Agreement, the management and control of the Company is exclusively reserved to the Members, acting through the Management Committee. Other than with respect to a Member that is serving as the Delegate, no Member or Affiliate of a Member may take any action purporting to bind the Company, any other Member or its or their respective Affiliates except as provided in this Agreement. All actions undertaken by a Member and its Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Company with the approval of the Management Committee assumes those obligations by executing appropriate documentation in accordance with this Agreement. None of the Members is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and a Member may not hold itself out as such; provided, however, that Members and their Affiliates may, subject to any applicable terms hereof, be parties to agreements with the Company with the approval of the Management Committee.
Section 2.9    No Member Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member. The Company shall defend, indemnify and hold each Member and each Member’s owners, up to and including such Member’s Parent (including Phillips 66 as long as the Phillips Member is Controlled by Phillips 66 and Spectra Energy Corp as long as the Spectra Member is Controlled by Spectra Energy Corp) harmless from and against any Claims brought against that Member, its Parent, or any intermediary parent companies of such Member, solely as a result of the Member’s ownership in the Company.
Section 2.10    Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and in good standing under the Laws of the state of its formation, and, if required by Law, is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any of its business, (b) it has full corporate, limited liability company, partnership (limited or general), trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken or received, as applicable, (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity), (d) its authorization, execution, delivery, and performance of this Agreement do not conflict with any material obligation under any material agreement or arrangement to which such Member is a party or by which it is (or any of its assets are) bound, (e) it (i) has been furnished with such information about the Company and the Company Interests as such Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Company Interests, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of an investment in the Company (and the Company Interests) and has a sufficient net worth to sustain a loss of its entire investment in the Company (and the Company Interests), (iv) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act and (f) it understands and agrees that its Company Interest shall not be Transferred (including by being made the subject of a Lien), and that it shall not be the subject of a Change of Control, except in accordance with the terms of this Agreement and, in the case of any Transfer of its Company Interest, pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws.
ARTICLE III
MANAGEMENT
Section 3.1    Management of the Company’s Affairs.
(a)    All power and authority to manage and control the business and affairs of the Company (which, for all purposes of this Article III, shall include any Subsidiaries of the Company) shall be exclusively vested in the Members. The Members shall exercise such power and authority collectively, as provided in this Agreement, through a management committee (the “Management Committee”). Notwithstanding the foregoing sentence, in order to facilitate the orderly and efficient management of the Company, the Members hereby delegate to a delegate (the “Delegate”) certain power and authority to conduct the day-to-day business and affairs of the Company on and after the Effective Date as set out in Section 3.1(c) below and in the Delegation of Authority Policy, subject in all cases to the direction and supervision of the Members, acting through the Management Committee. The Members, acting through the Management Committee or otherwise in accordance with this Agreement, may further delegate to the Delegate such power and authority to conduct the business and affairs of the Company, in addition to that power and authority described in the Delegation of Authority Policy and those duties specifically set forth in this Agreement, as the Members, acting through the Management Committee, deem appropriate. The Members, acting through the Management Committee, may modify any power or authority to conduct the business and affairs of the Company previously delegated to the Delegate.
(b)    The Company shall not have “managers” within the meaning of the Act. Decisions or actions taken by the Management Committee and the Delegate in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company.
(c)    In addition to the powers and authorities granted under any other provision of this Agreement, the Delegate (subject to (A) any applicable limitations that may be set forth in Section 3.1(d) or in the Delegation of Authority Policy, (B) the general supervision of the Management Committee, and (C) any other provision of this Agreement that permits action or requires approval of any specified Person (collectively, the “Delegation Limitations”)), shall have the power and authority to do, on such terms as it may deem necessary or appropriate, the following with respect to the Company:
(i)    the making of any expenditures or the assumption or guarantee of liabilities, or the incurring of any other obligations, in each case in the ordinary course of the conduct of the Company’s business and as is authorized by the Approved Annual Budget;
(ii)    the making of tax (consistent with Articles VII and VIII), regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
(iii)    the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company;
(iv)    the negotiation, execution and performance of any contracts, conveyances or other instruments;
(v)    the making of Distributions required by Section 7.6(a);
(vi)    the selection, engagement, payment and dismissal of Persons, agents, attorneys, accountants, engineers, consultants and contractors to render service on behalf of the Company;
(vii)    the acquisition, leasing or disposition of assets, in each case subject to the requirements and/or limits set forth in the Delegation of Authority Policy;
(viii)    the commencement, prosecution and defense of Actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense, and the settlement or compromise of any Action at law or in equity as permitted by the Delegation of Authority Policy; and
(ix)    the indemnification of counterparties to commercial or operational contracts entered into in the ordinary course of the conduct of the Company’s business.
(d)    Notwithstanding the generality of Section 3.1(c) or anything else in this Agreement to the contrary, the Delegate shall not take any actions in respect of its operation of the Company that are not expressly permitted by Section 3.1(c) or otherwise within the scope of the Delegation Limitations unless it obtains the prior approval of the Management Committee, including the following with respect to the Company:
(i)    the making of distributions other than those required by Section 7.6(a);
(ii)    the modification of the Delegation of Authority Policy;
(iii)    the appointment or dismissal of the Auditor;
(iv)    the entering into or investment in new lines of business;
(v)    the incurring of Indebtedness for Borrowed Money;
(vi)    the acquisition, leasing or disposition of assets that is not permitted by Section 3.1(c)(vii);
(vii)    the formation of or acquisition of an interest in, or the contribution of property to, any entity other than a direct or indirect wholly owned Subsidiary of the Company;
(viii)    the merger or other combination of the Company with or into another Person;
(ix)    the entering into of any agreement with a Member or an Affiliate of a Member outside the ordinary course of the conduct of the Company’s business, other than an Operational Transaction;
(x)    the issuance of additional Equity Interests in the Company;
(xi)    the creation of a Lien over all or substantially all of the assets of the Company;
(xii)    the liquidation or dissolution of the Company;
(xiii)    (A) the filing of a voluntary petition in bankruptcy or any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any law; (B) the making of any assignment for the benefit of creditors; or (C) the taking of any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for any substantial part of the properties and assets of, in each case, the Company or any of its Subsidiaries;
(xiv)    the compromise or settlement of Actions at law or in equity in an amount in excess of the settlement authority of the Delegate provided for in the Delegation of Authority Policy;

(xv)    the approval of the annual budget or long term plan for the Company (an “Approved Annual Budget”); and
(xvi)    the issuance of any capital calls to the Members other than any Required Contributions.
Section 3.2    Member Obligations.
Each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of any other Member or the Company, in the business conducted by such Member and its Affiliates as of the Formation Date, the First Amendment Date, and/or the Effective Date and in any other business, business opportunities, transactions, ventures or other arrangements of any nature or description independently or with others, including business of a nature that may be competitive with or the same as or similar to the Business, regardless of the geographic location of such business, all without any duty or obligation to account to any other Member or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company. To the extent that, at law or in equity, any Member has any fiduciary or other duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated to the maximum extent permitted pursuant to Section 18-1101(c) of the Act. Notwithstanding anything to the contrary in this Agreement, (a) a Member shall be permitted to vote its Company Interest in its own self-interest and (b)(i) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, (ii) no Member that (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member shall not be liable to the Company, to any other Member or to any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity or information and (iii) neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.
Section 3.3    Management Committee; Removal of Representatives.
(a)    Effective on the Effective Date, each Member holding at least a 15% Percentage Interest shall be entitled to, and shall, appoint one individual to serve as its representative on the Management Committee (each, a “Representative”) and one individual who shall be entitled to serve as an alternative Representative if such Member’s Representative is unable to attend a meeting or otherwise vote on matters before the Management Committee, and such Member shall notify the other Members, from time to time, of the identity of such individuals. The Chairman of the Management Committee shall be selected by unanimous approval of the Representatives; provided, however, that if the Delegate is a Member, the Representative appointed by the Delegate shall serve as Chairman of the Management Committee, unless otherwise agreed to by all of the other Members. Each Representative appointed to the Management Committee shall serve until his or her successor is duly appointed or until his or her earlier removal or resignation. Each Representative shall have the full authority to act on behalf of the Member that appointed such Representative on all matters considered or acted upon by the Management Committee under this Agreement. Whenever the Representative of any Member so acts, that action (whether at a meeting or through a written consent of the Management Committee) shall bind such Member that appointed that Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of that Representative. EACH REPRESENTATIVE

SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT APPOINTED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER, ANY OTHER REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.
(b)    Each Member shall have the right, at any time and for any reason (or for no reason), to remove any Representative it has appointed. Should any Representative be unwilling or unable to continue to serve on the Management Committee, or otherwise cease to so serve (including by reason of his or her involuntary removal), then the Member that appointed such Representative shall fill the resulting vacancy on the Management Committee with a new Representative appointed by that Member.
Section 3.4    Delegate; Removal of Delegate.
(a)    The Delegate may be a Member. At the Effective Date, the Delegate shall be the DCP Member.
(b)    The Delegate shall prepare a draft annual budget and long-term plan for the Company and shall submit such draft budget and plan to the Management Committee for review and comment at least 90 days prior to the beginning of each Fiscal Year of the Company. The Delegate shall submit an annual budget and long-term plan to the Management Committee for approval at least 30 days prior to the beginning of the Fiscal Year to which such annual budget relates. The Delegate may, at any time during a Fiscal Year, submit to the Management Committee a proposed amendment to an Approved Annual Budget as the Delegate considers prudent and appropriate.
(c)    The Management Committee shall have the right, at any time and for any reason (or for no reason), to remove the Delegate upon the unanimous vote of the Representatives (excluding any Representative appointed by the Member that is serving, or whose Affiliate is serving, as the Delegate). Should the Delegate be unwilling or unable to continue to serve as Delegate, or otherwise cease to serve as Delegate (including by reason of its removal as provided in the preceding sentence), then a replacement Delegate shall be selected by the unanimous vote of the Representatives.
(d)    If the Delegate is replaced pursuant to Section 3.4(c), the Delegate may prepare and submit to the Company an invoice for the costs and expenses reasonably expected to be incurred to transfer its duties, tasks and responsibilities to a successor Delegate. The Company will pay the Delegate’s invoice within 10 days of receipt, whereupon the departing Delegate will cooperate with the transition to the successor Delegate. Within 90 days after the Delegate’s replacement, the Delegate and the Management Committee will finalize the transition cost determination, with the departing Delegate refunding any overpayments made by the Company and with the Company paying any transition costs remaining unpaid.
(e)    Notwithstanding any provision of this Agreement, upon the request of any Representative, the Management Committee shall review any determination made by the Delegate that is described in the definition of “Available Cash” or any capital call issued by the Delegate pursuant to Section 6.1(b)(ii). If the Management Committee reviews any such determination or capital call, such determination shall be given effect, or such capital call shall be issued, as applicable, only if approved by Representatives representing at least 33% of the Percentage Interests (excluding any Representative appointed by the Member that is serving, or whose Affiliate is serving, as the Delegate).
Section 3.5    Meetings of the Management Committee.
(a)    Meetings of the Management Committee shall be held quarterly.

(b)    Any Member may request a special meeting of the Management Committee at any time on at least two Business Days’ prior notice to all other Members.
(c)    A quorum for meetings of the Management Committee shall be Representatives representing, in person, by telephone or by proxy, greater than 85% of the Percentage Interests.
(d)    Representatives may participate in and hold a meeting of the Management Committee by means of conference telephone, videoconference or similar communications equipment by which all Representatives participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at the meeting.
(e)    The Chairman of the Management Committee, if present and acting, shall preside at all meetings of the Management Committee and of Members. Otherwise, any other Representative chosen by the Management Committee shall preside.
Section 3.6    Notice of Management Committee Meetings. After the Effective Date, written notice of all regular meetings of the Management Committee must be given to all Representatives at least 15 days prior to any regular meeting of the Management Committee and two Business Days prior to any special meeting of the Management Committee. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Attendance of a Representative at a meeting (including pursuant to Section 3.5(d)) shall constitute a waiver of notice of such meeting, except where such Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.
Section 3.7    Actions by the Management Committee. Except as otherwise expressly provided in this Agreement, all decisions of the Management Committee shall require the vote of the Representatives present at a meeting at which a quorum is present and representing greater than 85% of the Percentage Interests. Each Representative shall hold a voting right equal to the Percentage Interest of the Member that appointed such Representative. The Management Committee may establish committees, as needed, from time to time.
Section 3.8    Action by Written Consent. To the extent permitted by applicable Law, the Management Committee may act without a meeting, without prior notice and without a vote so long as Representatives representing greater than 85% of the Percentage Interests shall have executed a written consent or consents with respect to any such Management Committee action taken in lieu of a meeting.
Section 3.9    Officers.
(a)    Generally. The officers of the Company (the “Officers”) shall include at least a President, a Secretary and a Treasurer. The Delegate may appoint such additional Officers (including Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Delegate may desire. Any individual may hold two or more offices at the Company.
(b)    Appointment and Term of Office. The Officers shall be appointed by the Delegate at such time, for such term and to perform such duties as the Delegate shall determine within the authority delegated to the Delegate by, or in accordance with, this Agreement. Any Officer may be removed, with or without cause, by the Delegate. Vacancies in any office may be filled by the Delegate. Any Officer may resign at any time by giving written notice to the Delegate. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.
Section 3.10    Failure to Approve Budgets. If the Management Committee fails to timely approve any budget for the Company for any period, (i) the Delegate is hereby authorized to spend such amounts as are necessary or appropriate to meet the Company’s prior commitments and obligations and to conduct and maintain the Company’s operations and properties in a safe and efficient manner in accordance with industry practice, and (ii) the latest Approved Annual Budget for any prior period shall be used, and deemed approved by the Management Committee, for any subsequent period until the new budget (as applicable) for that period is so approved by the Management Committee.
Section 3.11    Compensation. No individual shall receive separate compensation or reimbursement of expenses for serving as an Officer. The Delegate shall be entitled to reimbursement from the Company for general and administrative services in an amount equal to $5 million for the calendar year 2013 and the Company agrees to reimburse the Delegate for any direct costs and expenses (other than for general and administration services) reasonably incurred by the Delegate in the operation of or provision of services for the Business. The compensation paid to the Delegate shall be subject to the applicable Approved Annual Budget.
Section 3.12    Indemnification.
(a)    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company. Subject to Section 3.12(c), the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such Person is or was an Officer, Delegate, or Representative (collectively, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful.
(b)    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to Section 3.12(c), the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Covered Person, against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)    Authorization of Indemnification. Any indemnification under Section 3.12(a) or Section 3.12(b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Covered Person is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in Section 3.12(a) or Section 3.12(b), as the case may be. Such determination shall be made with respect to such Covered Persons by unanimous vote of the Representatives. To the extent that a present or former Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith, without the necessity of authorization in the specific case.
(d)    Good Faith Defined. For purposes of any determination under Section 3.12(c), a Covered Person shall be deemed to have acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such Covered Person’s conduct was unlawful if such Covered Person’s action was based on the records or books of account of the Company or another enterprise, or on information supplied to such Covered Person by an Officer or an officer of another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this Section 3.12(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a Covered Person may be deemed to have met the applicable standard of conduct set forth in Section 3.12(a) or Section 3.12(b), as the case may be.
(e)    Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3.12(c), and notwithstanding the absence of any determination thereunder, any Covered Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 3.12(a) or Section 3.12(b). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Covered Person is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in Section 3.12(a) or Section 3.12(b), as the case may be. Neither a contrary determination in the specific case under Section 3.12(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Covered Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 3.12(e) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Covered Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
(f)    Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized in this Section 3.12. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
(g)    Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, it being the policy of the Company that indemnification of the Covered Persons specified in Section 3.12(a) and Section 3.12(b) shall be made to the fullest extent permitted by Law. The provisions of this Section 3.12 shall not be deemed to preclude the indemnification of any Covered Person who is not specified in Section 3.12(a) or Section 3.12(b) but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.
(h)    Insurance. The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Covered Person against such liability under the provisions of this Section 3.12.
(i)    Certain Definitions. For purposes of this Section 3.12, references to “the Company” shall include, in addition to the resulting enterprise, any constituent enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any Covered Person who is or was a director or officer of such constituent enterprise, or is or was a director or officer of such constituent enterprise serving at the request of such constituent enterprise as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 3.12 with respect to the resulting or surviving enterprise as such Covered Person would have with respect to such constituent enterprise if its separate existence had continued. The term “another enterprise” as used in this Section 3.12 shall mean any other limited liability company or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which such Covered Person is or was serving at the request of the Company as a director, officer, employee or agent. For purposes of this Section 3.12, references to “fines” shall include any excise taxes assessed on a Covered Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a Covered Person who acted in good faith and in a manner such Covered Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 3.12.
(j)    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.12 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Officer, Delegate, or Representative and shall inure to the benefit of the heirs, executors and administrators of such a Covered Person.
(k)    Limitation on Indemnification. Notwithstanding anything contained in this Section 3.12 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 3.12(e)), the Company shall not be obligated to indemnify any Officer, Delegate, or Representative

(or his or her heirs, executors, or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized under this Section 3.12.
(l)    Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Company’s President or Chief Executive Officer or by a vote of the Representatives representing greater than 50% of the Percentage Interests, provide rights to indemnification and to the advancement of expenses to employees and agents (other than Covered Persons) of the Company and employees or agents (other than Covered Persons) of the Company that are or were serving at the request of the Company as a director, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this Section 3.12 to Covered Persons.
Section 3.13    Insurance. The Management Committee shall determine on an annual basis or more often, as necessary, (a) coverage limits, deductibles and policy forms for the Company’s insurance coverage (collectively, the “Insurance Program”) and (b) a market-based premium for any insurance coverage that is part of the Insurance Program and that the Members obtain on behalf of the Company pursuant to this Section 3.13 (the “Premium Amount”). Each Member may be required to make a Capital Contribution to the Company pursuant to Section 6.1(c) in connection with the Insurance Program. Without limiting any Member’s obligations under Section 6.1(c), each Member shall obtain on behalf of the Company insurance policies (on terms acceptable to such Member in its sole discretion) covering its respective Percentage Interest of any risks associated with the Insurance Program that the Management Committee has elected not to have the Company procure directly, and each such policy that a Member obtains shall name the Company as an additional insured, or if a Member elects to insure the Company with a captive insurance company of such Member or any of its Affiliates, a separate policy in the Company’s name will be issued. If a loss shall occur that the Company believes constitutes an Insurance Payment Event, the Company shall notify the Members of such occurrence as soon as reasonably practicable and shall cause a Qualified Adjuster to determine whether such loss constitutes an Insurance Payment Event and the Qualified Adjuster shall determine the Insurance Payment Amount applicable thereto.
ARTICLE IV
BOOKS AND RECORDS; REPORTS AND
INFORMATION AND ACCOUNTS
Section 4.1    Maintenance of Books and Records. Records and books of account (including those required by the Act) of the Company shall be kept by the Company at the Principal Office. In the records and books of account shall be entered all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in business of like character. The Company books and records shall be maintained in accordance with GAAP.
Section 4.2    Auditor; Corporate Reports; Annual Financial Statements.
(a)    Auditor. As of the Effective Date, the auditor of the Company shall be Deloitte & Touche L.L.P, and thereafter shall be Deloitte & Touche L.L.P. or such other auditor as may be selected by the Management Committee from time to time (the “Auditor”).
(b)    Access to Records. Each Member and its respective representatives shall be entitled to reasonable access, during regular business hours and upon reasonable advance notice, to the corporate books and records and properties, and the executive officers and representatives, of the Company and its

Subsidiaries, for any reasonable purpose, including in order to conduct any investigation or audit of the business, financial position and financial statements of any such entity; provided that nothing herein shall authorize access to classified or controlled unclassified information, except as authorized by applicable Law.
(c)    Reports. The Company shall supply to each Member with respect to the Company (and any of its Subsidiaries on a consolidated basis, if applicable):
(i)    a good faith preliminary draft monthly income statement provided no later than seven (7) Business Days following the end of each month;
(ii)    an unaudited monthly income statement and balance sheet provided no later than thirty-five (35) days following the end of each month;
(iii)    an unaudited quarterly income statement, balance sheet, and statement of cash flow within forty (40) days after the end of each fiscal quarter;
(iv)    in respect of Fiscal Year 2012, annual financial statements (including annual income statement, balance sheet, statement of changes in Members’ capital and statement of cash flow) prepared in accordance with GAAP, audited and certified by the Auditor and meeting reporting requirements of the Securities Act, within ninety (90) days after the end of such Fiscal Year; and
(v)    in respect of Fiscal Year 2013 and each Fiscal Year thereafter, annual financial statements (including annual income statement, balance sheet, statement of changes in Members’ capital and statement of cash flow) prepared in accordance with GAAP, audited and certified by the Auditor and meeting reporting requirements of the Securities Act, within sixty (60) days after the end of each such Fiscal Year.
Section 4.3    Confidentiality.
(a)    Each Member and its respective Affiliates shall keep confidential all information which is obtained by them as Members or otherwise pursuant to this Agreement, whether that information is (i) generated or commissioned by the Company or any of its Subsidiaries or (ii) related to the business affairs of any of the Members or of their respective Affiliates.
(b)    The restrictions in Section 4.3(a) shall not apply to:
(i)    information which enters the public domain other than by breach of this Agreement;
(ii)    information already in the possession of a Member or any of its Affiliates before disclosure to it pursuant to this Agreement, which was not acquired directly or indirectly from the Member that was the source of such information (or any of its Affiliates) and which is not the subject of a confidentiality agreement in favor of the source of such information;
(iii)    information lawfully obtained from a third party that is free to disclose such information;
(iv)    information developed or created by a Member or any of its Affiliates independent of this Agreement;
(v)    information required to be disclosed by a Member or any of its Affiliates to a third party contemplating purchasing the Company Interest or Equity Interests of such Member in order to permit such third party to decide whether or not to proceed with the purchase and what price to offer;

provided, that such third party shall have, prior to any such disclosure, entered into a confidentiality agreement with such Member or its Affiliate on terms no less strict than the terms of this Section 4.3 and such Member shall be liable for any further disclosure by such third party in breach of this Agreement;
(vi)    information requested by any Governmental Entity entitled by Law to require the same, provided that prior to such disclosure, the disclosing Member (or its Affiliate) shall notify in writing the Member (or Affiliate of a Member) with respect to which such information relates that such request has been made and shall reasonably cooperate with such Member (or Affiliate of a Member) (at such Person’s request and expense) to obtain a protective order, confidential treatment or other remedy (and, in the absence of such remedy, the disclosing Member (or its Affiliate) may disclose only such portion of the subject information as advised by its counsel that it is legally required to disclose); and
(vii)    information that a Member or its Affiliate must disclose under applicable securities Laws or stock exchange regulations; provided, however, that prior to such disclosure, the disclosing Member (or its Affiliate) shall notify in writing the Member (or an Affiliate of a Member) with respect to which such information relates that the disclosing Member (or its Affiliate) believes such disclosure is required and, in any event, the disclosing Member (or its Affiliate) may disclose only such portion of the subject information as advised by its counsel that it is legally required to disclose.
(c)    The restrictions contained in Section 4.3(a) shall last until the date two (2) years from the relevant disclosure.
ARTICLE V
LIQUIDITY AND TRANSFER RESTRICTIONS
Section 5.1    Transfer of Company Interest.
(a)    Except to the extent permitted pursuant to Sections 5.4 and 5.5(a) and as provided by Section 10.3(a), no Member may Transfer (or grant a Lien on) all or any portion of its Company Interest to any Person, unless (i) it has first received prior written consent from all of the other Members, and (ii)  such Transfer (or grant of a Lien on) is made in accordance with applicable Law.
(b)    Any purported Transfer of (or grant of a Lien on) all or any portion of a Member’s Company Interest in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer (or such grant of a Lien).
(c)    The Members agree that notwithstanding anything to the contrary in this Agreement, until the occurrence of the In-Service Date, no Member shall Transfer all or any portion of its Company Interest to any Person other than to the extent permitted pursuant to Section 5.4, unless such Transfer has first been approved in writing by both the Spectra Member and the Phillips Member.
(d)    Upon any Transfer of all or part of a Member’s Company Interest in accordance with this Agreement, such transferee shall be admitted as a Member upon such transferee becoming a party to this Agreement by executing an assumption and adoption agreement in a form reasonably acceptable to all of the other Members.
Section 5.2    Transfers of Equity Interests of Members; Right of First Offer.
(a)    Except to the extent provided in Section 5.5(b), if the holder of any Equity Interest in the Spectra Member or the Phillips Member desires to Transfer all or any portion of such Equity Interest to any Person other than to a wholly-owned Subsidiary of the Parent of such Member, then prior to effecting or making such Transfer, the Spectra Member (if the subject Equity Interest is in the Spectra Member) or the Phillips Member (if the subject Equity Interest is in the Phillips Member) (the “Transfer Member”) shall notify in writing all of the other Members (the “Non-Transfer Members”) of the proposed Transfer (the “Transfer Notice”).
(b)    Any Transfer Notice shall include the terms and conditions upon which such Transfer is proposed to be effected (including all material price and non-price terms and conditions). Each Non-Transfer Member (i) shall have the right to cause a wholly-owned Subsidiary of its Parent (a “Subject Subsidiary”) to acquire such Non-Transfer Member’s ROFO Percentage of the Equity Interest of the Transfer Member that is the subject of such Transfer Notice (the “Subject Equity Interest”) on the same terms and conditions as are set forth in such Transfer Notice, and, if such Non-Transfer Member exercises such right, (ii) shall cause such Subject Subsidiary to acquire the ROFO Percentage allocable to any other Non-Transfer Member that does not elect to exercise its right to purchase such interest under this Section 5.2(b), or who (having elected to purchase) fails to comply with the notice, offer or closing requirements of this Section 5.2(b). Each Non-Transfer Member shall have thirty (30) days following delivery of the Transfer Notice to notify the Transfer Member and all other Non-Transfer Members whether or not it desires to exercise such right of first offer to purchase the Subject Equity Interest. If a Non-Transfer Member does not respond during the applicable period set forth above for exercising its purchase right under this Section 5.2(b), said Non-Transfer Member shall be deemed to have waived its right to purchase the portion of the Subject Equity Interest allocable to it.
(c)    If a Non-Transfer Member elects to cause the Subject Subsidiary to purchase the ROFO Percentage of the Subject Equity Interest as described in Section 5.2(b), the closing of such purchase shall occur at the Principal Office of the Company on the tenth (10th) day following the first date on which all applicable conditions precedent have been satisfied or waived (but in no event shall such closing take place later than the date that is sixty (60) days (subject to extension for regulatory approvals, but in no event more than 180 days) following the date on which such Non-Transfer Member exercises its right to cause the Subject Subsidiary to so purchase such Subject Equity Interest. The Transfer Member agrees, and the applicable Non-Transfer Member agrees to cause the Subject Subsidiary, to use commercially reasonable efforts to cause any applicable conditions precedent to be satisfied as expeditiously as possible. At the closing (i) the Transfer Member shall cause the holder of the Subject Equity Interest to execute and deliver to the Subject Subsidiary (A) an assignment of the applicable portion of the Subject Equity Interest, in form and substance reasonably acceptable to the Subject Subsidiary, and (B) any other instruments reasonably requested by the Subject Subsidiary to give effect to such purchase; and (ii) each Non-Transfer Member shall cause the Subject Subsidiary to deliver to the holder of such Subject Equity Interest the purchase price specified in the Transfer Notice in immediately available funds or other consideration as specified in the Transfer Notice.
(d)    If no Non-Transfer Member elects to have purchased the Subject Equity Interest pursuant to Section 5.2(b), or having so elected fails to do so within the required time periods under Section 5.2(c), the holder of such Subject Equity Interest may for one hundred eighty (180) days after expiration of the offer period referred to above or the date of such failure, as applicable, enter into a definitive written agreement with a Person regarding the Transfer of the Subject Equity Interest on terms and conditions that satisfy the following criteria (the “Third Party Transfer Agreement”):
(i)    the amount of consideration to be paid by the purchasing party may not be less than the consideration set forth in the Transfer Notice;

(ii)    the form of consideration may not be materially different from that set forth in the Transfer Notice, except to the extent any change in the form of consideration makes the terms of the transaction less favorable from the purchaser's standpoint; and
(iii)    the terms and conditions set forth in the Third Party Transfer Agreement, when considered together with the form and amount of consideration to be paid by such purchasing party, may not render the terms of such transaction, taken as a whole, materially inferior (to the holder of the Subject Equity Interest from an economic standpoint) to those set forth in the Transfer Notice (it being agreed that the granting by the holder of the Subject Equity Interest of representations, warranties and indemnities with respect to the business or properties of the Company, as applicable, or any of its Subsidiaries that are different from or in addition to any such provisions referenced in the Transfer Notice shall not be considered to be more favorable to the purchaser for purposes of this clause (iii)).
If such Third Party Transfer Agreement is entered into with a Person within such time period, the holder of the Subject Equity Interest shall be free for a period of two hundred seventy (270) days following the execution of such definitive written agreement to consummate the Transfer of the Subject Equity Interest in accordance with the terms thereof. If such Transfer is not consummated within such time period in accordance with the terms of such Third Party Transfer Agreement, the requirements of this Section 5.2 shall apply anew to any further efforts by the holder of the Subject Equity Interest to Transfer such Equity Interest.
(e)    The Members agree that no holder of any Equity Interest in the DCP Member shall Transfer all or any portion of such Equity Interest to any Person other than a wholly-owned Subsidiary of DCP Midstream, LLC that is a disregarded entity for tax purposes, unless such Transfer has first been approved in writing by both the Spectra Member and the Phillips Member.
(f)    The Members agree that notwithstanding anything to the contrary in this Agreement, until the occurrence of the In-Service Date, no holder of any Equity Interest in the Spectra Member or the Phillips Member shall Transfer all or any portion of such Equity Interest to any Person other than a wholly-owned Subsidiary of such Member, unless such Transfer has first been approved in writing by both the Spectra Member and the Phillips Member.
Section 5.3    Change of Control of a Member.
(a)    Except to the extent provided in Section 5.5(c), if (i) a Change of Control occurs with respect to the Spectra Member other than pursuant to Section 5.2, the Phillips Member shall have the option to purchase the Spectra Member’s Company Interest for Fair Market Value pursuant to the provisions of Sections 5.3(b), 5.3(c) and 5.3(d), or (ii) a Change of Control occurs with respect to the Phillips Member other than pursuant to Section 5.2, the Spectra Member shall have the option to purchase the Phillips Member’s Company Interest for Fair Market Value pursuant to the provisions of Sections 5.3(b), 5.3(c) and 5.3(d).
(b)    In the event of a transaction giving rise to a Change of Control of either the Spectra Member or the Phillips Member other than pursuant to Section 5.2, the Member who has suffered such a Change of Control (the “Changing Member”) shall promptly (and in any event within three (3) days of the consummation of such transaction) deliver notice (the “Control Notice”) to all of the other Members (the “Non-Changing Members”) of such Change of Control transaction. The Non-Changing Member other than the DCP Member (the “Option Holder”) shall have the right, to be exercised by notice to the Changing Member and all other Members (the “Control Acceptance”) on or before the sixtieth (60th) day following receipt of the Control Notice (the “Control Offer Period”), to elect to purchase the Company Interest of the Changing Member for Fair Market Value as of the date of the Change of Control. The Control Acceptance shall set forth the name of a nationally recognized appraisal firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) designated by the Option Holder as its appraisal firm (the “Non-Changing Member Appraiser”).
(c)    If the Option Holder timely delivers the Control Acceptance during the Control Offer Period, within fifteen (15) days from the date of receipt of the Control Acceptance, the Changing Member shall notify the Option Holder in writing of the name of an appraisal firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) designated as the Changing Member’s appraisal firm (the “Changing Member Appraiser”). The Non-Changing Member Appraiser and the Changing Member Appraiser shall jointly choose a third appraisal firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) within fifteen (15) days after the appointment of the Changing Member Appraiser (provided, however, that if they fail to select a third appraisal firm within fifteen (15) days after the appointment of the Changing Member Appraiser, such third firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) will be selected by the American Arbitration Association at the request of either party within ten (10) days after such request) (the “Neutral Control Appraiser”, and together with the Changing Member Appraiser and the Non-Changing Member Appraiser, the “Control Appraiser Committee”). Once the Control Appraiser Committee has been chosen, each of the Changing Member and Option Holder shall submit proposed Fair Market Values of the Changing Member’s Company Interest to the Control Appraiser Committee, together with any supporting documentation such Member deems appropriate, as soon as practicable, but in no event earlier than thirty (30) days after the date of receipt of the Control Acceptance nor later than thirty (30) days after the date of selection of the Neutral Control Appraiser. If either Member fails to submit its proposed Fair Market Value within the required time period, the Fair Market Value proposed by the other Member (assuming such other Member has submitted its proposed value within the required time period) shall be deemed to be the Fair Market Value of the Changing Member’s Company Interest for purposes of this Section 5.3. If both Members submit their respective proposed values on a timely basis, the Control Appraiser Committee shall determine, by majority vote, the Fair Market Value as of the date of the Change of Control of the Changing Member’s Company Interest as promptly as possible (and in any event on or before the thirtieth (30th) day after submittal of the competing proposals), which determination shall be final and binding on the Members. The cost of such appraisal shall be paid in equal portions by the Spectra Member and the Phillips Member. Each of the Changing Member and the Option Holder shall provide to the other and, if applicable, the Control Appraisal Committee, all information reasonably requested by them.
(d)    The closing of the Option Holder’s acquisition of the Changing Member’s Company Interest shall be consummated on or before the sixtieth (60th) day after the determination of the Fair Market Value in accordance with Section 5.3(c). The acquisition shall be consummated at a closing held at the Principal Office of the Company (unless otherwise mutually agreed by the Changing Member and the Option Holder) at which time the purchase price, payable in the form of immediately available funds, shall be delivered to the Changing Member, and the Changing Member shall deliver or cause to be delivered to the Option Holder (or at the election of the Option Holder, its designee) such transfer documentation reasonably acceptable to the Option Holder as shall be required to evidence the transfer of the Changing Member’s Company Interest free and clear of all liens and encumbrances, except those created under this Agreement.
(e)    The Members agree that no Change of Control shall occur with respect to the DCP Member, unless such Change of Control has first been approved in writing by both the Spectra Member and the Phillips Member.
(f)    The Members agree that notwithstanding anything to the contrary in this Agreement, until the occurrence of the In-Service Date, no Change of Control shall occur with respect to the Spectra

Member or the Phillips Member, unless such Change of Control has first been approved in writing by both the Spectra Member and the Phillips Member.
Section 5.4    Transfers to Wholly Owned Subsidiaries. A Member may Transfer all (but not less than all) of its Company Interest to a wholly-owned Subsidiary (i) of the Parent of the Spectra Member (in the case of the Spectra Member), (ii) of the Parent of the Phillips Member (in the case of the Phillips Member), or (iii) of DCP Midstream, LLC (in the case of the DCP Member), and such wholly-owned Subsidiary shall be admitted as a substitute Member, all without the consent of the other Members, provided that (x) reasonable advance notice of such Transfer is provided to all of the other Members, including for purposes of effecting the provisions of Section 10.3(a), (y) such wholly-owned Subsidiary becomes a party to this Agreement by executing an assumption and adoption agreement in a form reasonably acceptable to all of the other Members, and (z) such Member remains fully liable for the fulfillment of its obligations hereunder. In the case of the DCP Member, the wholly-owned Subsidiary referenced to in clause (iii) above must be a disregarded entity for tax purposes.
Section 5.5    Transfers to Controlled MLPs.
(a)    After the In-Service Date, the Spectra Member and the Phillips Member may each Transfer all or any portion of its Company Interest to a Person that is a publicly traded master limited partnership, or a wholly-owned Subsidiary of such Person, if such Person is an Affiliate (i) of the Spectra Member (in the case of the Spectra Member), or (ii) of the Phillips Member (in the case of the Phillips Member), and such transferee shall be admitted as a substitute Member in the case all of such Company Interest is Transferred, or as an additional Member in the case a portion of such Company Interest is Transferred, all without the consent of the other Members, provided that (x) reasonable advance notice of such Transfer is provided to all of the other Members, including for purposes of effecting the provisions of Section 10.3(a), (y) such transferee becomes a party to this Agreement by executing an assumption and adoption agreement in a form reasonably acceptable to all of the other Members, and (z) such transferring Member remains fully liable for the fulfillment of its obligations hereunder.
(b)    After the In-Service Date, the holder of any Equity Interest in the Spectra Member or the Phillips Member may Transfer all or any portion of such Equity Interest to a Person that is a publicly traded master limited partnership, or a wholly-owned Subsidiary of such Person, if such Person is an Affiliate (A) of the Spectra Member (in the case of the Spectra Member), or (B) of the Phillips Member (in the case of the Phillips Member), without triggering or having to comply with the right of first offer provisions of Section 5.2.
(c)    After the In-Service Date, a Change of Control may occur with respect to the Spectra Member or the Phillips Member without triggering or having to comply with the Change of Control option provisions of Section 5.3 if such Change of Control results in the Spectra Member or the Phillips Member, as applicable, becoming Controlled by a Person that is a publicly traded master limited partnership and such Person is an Affiliate (1) of the Spectra Member (in the case of the Spectra Member), or (2) of the Phillips Member (in the case of the Phillips Member).
(d)    If, after the In-Service Date, the Spectra Member or the Phillips Member wish to Transfer all or any portion of its Company Interest pursuant to Sections 5.5(a), (b), or (c) to a Person that is a publicly traded master limited partnership, or a wholly-owned Subsidiary of such Person, upon written request of the Spectra Member or the Phillips Member, as applicable, all Members shall negotiate in good faith in an effort to, within 90 days of such request, (i) agree to the terms of an operating services agreement for the System and (ii) amend this Agreement in order to: (A) address the governance, management and insurance provisions of Article III and further detail the voting rights of the Members and any new members of the Company; (B) modify the liquidity and transfer restrictions in Article V; and (C) otherwise revise the governance provisions of this Agreement so as not to unduly burden the ability of the Spectra Member or the Phillips Member to Transfer either directly or indirectly all or a portion of its Company Interest to such Person.
Section 5.6    Tax Termination Make-Whole Payments. In connection with any Transfer of a Company Interest, Transfer of any Equity Interest in a Member, or a Change of Control with respect to a Member (a “Change Event”), the Members desire to address the possibility of a constructive termination of the Company under §708(b)(1)(B) of the Code (a “Tax Termination”) and to allocate responsibility for any damages resulting therefrom.
(a)    From the In-Service Date through December 31, 2014, the economic effect of any Tax Termination Events caused by any transactions permitted in Section 5.5 will be borne by each Member in accordance with its respective Percentage Interest in the Company. Except to the extent provided in the forgoing sentence, the Member whose Change Event causes a Tax Termination Event (a “Terminating Member”) will pay to all of the other Members an amount of damages calculated in accordance with Section 5.6(b). Notwithstanding the foregoing in this clause (a), no payments under this clause (a) shall be due from a Terminating Member (i) for any Change Event pursuant to exercise of a preferential purchase right (including the right of first offer described in Sections 5.2 and 5.3), (ii) for any Change Event in connection with a transaction, or a series of related transactions, where all of the selling Members are Affiliates of each other and all of the buying Members are already Members at the time of the sale and not Affiliates of any of the selling Members, or (iii) for any Change Event where such Change Event is in connection with a transaction, or a series of related transactions, where all of the selling Members collectively are selling 100% of the Company Interests in the Company and all of the buying parties are not already Members at the time of the sale and not Affiliates of any of the selling Members.
(b)    If a Tax Termination Event occurs, except as provide in the first sentence of Section 5.6(a), the Terminating Member shall pay to the other Members at the date of the Tax Termination Event with respect to the Tax Termination given rise to by such Tax Termination Event, an amount equal to one hundred percent (100%) of the sum of (a) a damage amount calculated as the product of (i) the difference between (A) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Base Rate, of the amount of tax depreciation allocable to a Member from the Company for each future taxable period calculated as if such Tax Termination had not occurred but with all other facts unchanged, minus (B) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Base Rate, of the amount of tax depreciation allocable to such Member from the Company for each future taxable period calculated taking into account such Tax Termination, multiplied by (ii) the sum of the highest marginal federal income tax rate as a percentage of taxable income applicable to a U.S. corporation for the taxable year in which the Tax Termination occurs, and four percent (4%) (as a proxy for applicable state income taxes) (collectively, the “Aggregate Tax Rate”); (such product of clause (a)(i) and clause (a)(ii) the “Damage Amount”) and (b) a gross-up amount calculated as (i) the Damage Amount divided by 1.0 minus the Aggregate Tax Rate, (ii) minus the Damage Amount.
(c)    A Terminating Member shall make any payment required under this Section 5.6 to the other Members upon the earlier of (i) five (5) days prior to the date any estimated tax payment is required to be paid by the other Members under Internal Revenue Code §6655 as a result of a Tax Termination, or (ii) within forty-five (45) days after the end of the month in which the relevant Tax Termination occurs.

ARTICLE VI
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
Section 6.1    Required Capital Contributions.
(a)    The parties hereto acknowledge that, pursuant to and in accordance with the First A&R Agreement, following the First Amendment Date through and including the day prior to the Effective Date, each Member has contributed to the Company certain Capital Contributions related to the development and construction of the System.
(b)    From and after the Effective Date, each Member hereby agrees to contribute to the Company (within fifteen (15) days of any capital call issued by the Delegate with respect thereto in accordance with Section 10.5) such Member’s Percentage Interest share of (i) all additional amounts necessary to fund the completion of the System, provided that (A) the aggregate of such amounts, together with any Capital Contributions previously made by the Members and described in Section 6.1(a), shall not exceed an amount equal to $1,330,000,000 plus capitalized interest under GAAP related to the development and construction of the System, minus an amount equal to the aggregate amount of the Members’ Capital Accounts as of the First Amendment Date, and (B) each such capital call shall be limited to the good faith estimate of funds necessary to be expended by the Company during the month following the date such capital call is made, and (ii) such other amounts as may be approved by the Delegate, subject to Section 3.4(e), in order to fund the initial working capital requirements of the Company during the six (6) month-period after the In-Service Date (each, a “Required Contribution”). The capital calls issued by the Delegate pursuant to clause (ii) shall be made on the first (1st) day of every month beginning the calendar month following the In-Service Date.
(c)    Within thirty (30) days after notice from the Company specifying the Insurance Payment Amount that has been determined by a Qualified Adjuster to be applicable to any Insurance Payment Event that has occurred, and the Company has supplied a reasonably satisfactory proof of loss, each Member shall make a Capital Contribution in cash in an amount equal to its respective Percentage Interest of the Insurance Payment Amount specified in such notice. The Member’s direct obligation will be reduced by any proceeds received by the Company from the Member’s captive insurance company, any Affiliate captive insurance company or under insurance coverage obtained by such Member on behalf of the Company pursuant to Section 3.13 associated with such Insurance Payment Event.
(d)    The Delegate will issue any additional capital calls to the Members that are approved and requested by the Management Committee, and the Members shall make additional Capital Contributions to the Company in accordance with such capital calls.
Section 6.2    Additional Capital Contributions; Loans by Members.
(a)    No Member shall make, or be required to make, any Capital Contributions to the Company other than Required Contributions.
(b)    No Member (nor any of its Affiliates) shall make any loan to the Company or any of its Subsidiaries except with the prior approval of the Management Committee.
Section 6.3    Capital Accounts. The Company shall establish and maintain a separate capital account for each Member on the books of the Company in accordance with Code Section 704(b) and the Regulations thereunder. The Capital Accounts of the Members as of the First Amendment Date equaled (i) in the case of DCP Member $225,200,000 (after the reduction for the amount of the $450,400,000 cash distribution by the Company to the DCP Member on the First Amendment Date), (ii) in the case of Spectra Member $225,200,000, and (iii) in the case of Phillips Member $225,200,000. Each Member’s

Capital Account shall be increased by (i) the Capital Contributions of such Member, (ii) Profits and items of income or gain allocated to such Member as set forth in Article VII hereof, (iii) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of Company liabilities assumed by such Member or which are secured by any property distributed to such Member. Each Member’s Capital Account shall be decreased by (i) the amount of any cash and the Book Value of any property distributed to such Member, (ii) Losses, Nonrecourse Deductions, Partner Nonrecourse Deductions, and items of loss or deduction allocated to such Member as set forth in Article VII hereof, (iii) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company. In determining the amount of any liability for purposes of the preceding two sentences, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
Section 6.4    Return of Contributions.
Although a Member has the right to receive Distributions in accordance with the terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
ARTICLE VII
PROFITS AND LOSSES; DISTRIBUTIONS
Section 7.1    Allocation of Profits and Losses.
(a)    In General. This Article VII sets forth the general rules for book allocations to the Members and shall apply to allocations with respect to the operations and liquidation of the Company, maintaining the books and records of the Company and computing the Members’ Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder. These provisions do not apply to the requirement that the Company maintain books and records for financial reporting purposes in accordance with Section 4.1.
(b)    Profits and Losses. For Fiscal Years, or portions thereof, in each case, beginning after the First Amendment Date, Profits and Losses shall be allocated among the Members in accordance with their respective Percentage Interests in the Company.
(c)    Insurance. In the event that a Member obtains insurance pursuant to Section 3.13, items of income, gain, loss or deduction shall be specially allocated to the Members to the extent necessary to cause the Capital Account of each Member to equal, as quickly as possible, what the Capital Account of such Member would have been if (i) the insurance obtained by each Member instead had been obtained by the Company related to such insurance coverage, (ii) no Capital Contribution was made under Section 6.1(c), and (iii) no distribution was made under Section 7.6(a)(ii).

Section 7.2    Limitations on Allocations. Notwithstanding the general allocation rules set forth in Section 7.1 hereof, the following special allocation rules and limitations shall apply with respect to maintaining the Company’s books and records and computing the Members’ Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder.
(a)    Limitations on Loss Allocations. The Losses allocated to any Member pursuant to Section 7.1(b) hereof with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 7.1(b) hereof, the limitation set forth in this Section 7.2(a) shall be applied on a Member-by-Member basis and any such Losses not allocable to a Member as a result of such limitation shall be allocated to the other Members in accordance with their positive Capital Account balances so as to allocate the maximum possible Losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).
(b)    Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation, or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Article VII or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 7.2(b) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been made as if this Section 7.2(b) were not in this Agreement. This Section 7.2(b) is intended to constitute a “qualified income offset” as provided in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(c)    Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(f)(2), (3), or (5), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Partnership Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). To the extent that this Section 7.2(c) is inconsistent with Regulation Section 1.704-2(f) or incomplete with respect to such Regulations, the Partnership Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.
(d)    Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(i)(4), each Member with a share of Partner Nonrecourse Debt Minimum Gain shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). To the extent that this Section 7.2(d) is inconsistent with Regulation Section 1.704-2(i) or incomplete with respect to such Regulation, the Partner Nonrecourse Debt Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to each of their respective Percentage Interests in the Company. This provision is to be interpreted in a manner consistent with Regulation Sections 1.704-2(b)(1) and 1.704-2(e).
(f)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Partner Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted and applied consistently therewith.
(g)    Limited Effect and Interpretation. The special rules set forth in Sections 7.2(a), (b), (c), (d), (e) and (f) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 7.2, taking into account such Regulatory Allocations, to be respected for U.S. federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, inclusive, and shall be interpreted and applied consistently therewith.
(h)    Offsetting Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profits, Losses, and other similar items. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.2(h). Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in a manner such that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1 hereof.
Section 7.3    Restoration of Negative Capital Accounts. At no time shall a Member with a negative balance in its Capital Account have any obligation to the Company or to any other Member to restore such negative balance.
Section 7.4    Interim Allocations Relating to Transferred Company Interests. Notwithstanding any other provision of this Agreement, in the event of a change in a Member’s Percentage Interest in the Company as a result of a Transfer or deemed Transfer of a Member’s Company Interest or as a result of a contribution of assets by a Member to the Company or a distribution of assets by the Company to a Member during a Fiscal Year, the allocations required under this Article VII shall be made with respect to the Members for the portions of the Fiscal Year through the date of the Transfer, contribution or distribution and after the date of the Transfer, contribution or distribution based on an interim closing of the Company’s books. The effective date of any such Transfer, contribution or distribution shall be the actual date of the Transfer, contribution or distribution as recorded on the books of the Company. This Section 7.4 shall also apply for purposes of computing a Member’s Capital Account.
Section 7.5    Code Section 704(c) Allocations.
(a)    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company that is treated as a partnership or disregarded entity for U.S. federal income tax purposes shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for U.S. federal income tax purposes and its Book Value (computed in accordance with the definition of Book Value) using the “Remedial Method of Allocation” as defined in Regulation Section 1.704-3(d).
(b)    In the event the Book Value of any asset of the Company (or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. federal income tax purposes) is adjusted pursuant to clause (1) of the definition of Book Value or otherwise pursuant to Code Section 704(b) and the Regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to any such asset so adjusted shall take account of any variation between the adjusted tax basis of such asset for U.S. federal income tax purposes and the Book Value in the same manner as under Code Section 704(c), the Regulations thereunder and Section 7.5(a).
(c)    Allocations pursuant to this Section 7.5 are solely for purposes of U.S. federal income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items allocated under Section 7.1 or Section 7.2.
Section 7.6    Distributions.
(a)    Distributions Other Than in Liquidation of the Company. Except as provided in Section 7.6(b) below (and taking into account deemed distributions, if any, under Section 8.1 which are not re-contributed pursuant to Section 8.1), Distributions of cash of the Company shall be made at the end of each quarterly accounting period of the Company to each Member of the Company in the following amounts:
(i)    100% of Available Cash to the Members in proportion to each of their respective Percentage Interests;
(ii)    the Premium Amount to the Members in proportion to each of their respective Percentage Interests for all insurance coverage provided by the Members under Section 3.13, of which an amount equal to the premiums actually paid by a Member to obtain on behalf of the Company insurance policies covering risks associated with the Insurance Program shall be treated as a reimbursement by the Company of a Company expense borne by such Member; and
(iii)    if the Company receives any insurance proceeds in respect of a particular Insurance Payment Event under any insurance policies obtained by a Member under Section 3.13, the excess (if any) from time to time of (A) the sum of (1) such insurance proceeds and (2) any Capital Contributions made by such Member under Section 6.1(c) in respect of such Insurance Payment Event over (B) such Member’s Percentage Interest of the Insurance Payment Amount associated with such Insurance Payment Event.
(b)    Distributions in Liquidation of the Company. Upon the dissolution or liquidation of the Company, the proceeds of sale of the properties and assets of the Company that have been sold in liquidation, and all other properties and assets of the Company not otherwise sold (and valued at their fair market value), shall be applied and distributed as follows, and in the following order of priority: (i) first, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for; (ii) second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company; (iii) third, to the Members in proportion to the positive balances of each of their respective Capital Accounts after all allocations have been made to such Capital Accounts pursuant to this Agreement, until the remaining balances of such Capital Accounts are zero; and (iv) fourth, the remaining proceeds to the Members in proportion to each of their Percentage Interests in the Company.

ARTICLE VIII
WITHHOLDING TAX MATTERS; TAX STATUS AND TREATMENT
Section 8.1    Withholding. The Company shall comply with all withholding requirements under U.S. federal, state, local and foreign tax Laws and shall remit amounts withheld to, and file required forms with, such applicable Governmental Entity. To the extent that the Company withholds and pays over any amounts to any Governmental Entity with respect to the distributions or allocations to any Member, the amount withheld (or credited against withholding tax otherwise due) shall be treated as a Distribution to such Member in the amount of the withholding (or credit). In the event of any claimed overwithholding by the Company, if the Company is required to take any action in order to secure a refund or credit for the benefit of a Member in respect of any amount withheld by it, it will take any such action including applying for such refund on behalf of the Member and paying it over to such Member. If any amount required to be withheld was not withheld from actual Distributions made to a Member, the Member to which the Distribution was made shall reimburse the Company for such withholding. In the event of any underwithholding by the Company to a Member, each Member agrees to indemnify and hold harmless the Company and its Subsidiaries from and against any liability, including interest and penalties, with respect to such underwithholding to such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist the Company in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. The provisions of this Section 8.1 shall be applied in a manner, taking into consideration any tiered partnership structure that the Company may be part of, that reflects the relative economic interests of each Member in the Company.
Section 8.2    Tax Status.
(a)    The Company is intended to be treated as a partnership for U.S. federal income tax purposes, and each of the Subsidiaries of the Company organized under the laws of the United States, a State of the United States or any political subdivision thereof (the “Flow Through Subsidiaries”) is intended to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.
(b)    Each of the Members and the Company shall take no action or position inconsistent with (or that could reasonably be expected to be viewed by the Internal Revenue Service as inconsistent with), and shall make or cause to be made all applicable elections with respect to: (i) the treatment of the Company (or any successor thereto) as a partnership for U.S. federal income tax purposes and the treatment of each of the Flow Through Subsidiaries (or any successor thereto) as a partnership or disregarded entity for U.S. federal income tax purposes; and (ii) the treatment of the Company as not being a publicly traded partnership for U.S. federal income tax purposes.
Section 8.3    Tax Matters Partner; Tax Elections.
(a)    The Company hereby elects to have a “tax matters partner” as provided under Code Section 6231(a)(7)(B) (the “Tax Matters Partner”). The Tax Matters Partner must be a Member and, subject to the provisions of Sections 8.3(d) and 8.3(e) below, DCP Member is hereby designated as the Tax Matters Partner. For the avoidance of doubt, except for the making of the elections described in Sections 8.3(b)(i), 8.3(b)(ii), 8.3(b)(iii) and 8.3(c), the Tax Matters Partner shall not (1) take any action without the approval of the Tax Committee or (2) fail to take any action that it is directed to take by the Tax Committee.

(b)    The Company shall make all elections required under U.S. federal income tax Laws and Regulations and any similar state statutes and shall make the following elections:
(i)    Adopt the calendar year as the annual accounting period;
(ii)    Adopt the accrual method of accounting; and
(iii)    Adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions.
(c)    The Company shall make the election provided for in Section 754 of the Code in connection with the filing of Form 1065 (U.S. Return of Partnership Income) for the first tax year for which it may make a valid election and shall provide each Member with a copy of such election.
(d)    The Management Committee shall establish a separate committee responsible for tax matters (the “Tax Committee”). The Tax Committee shall have three (3) members, one each shall be appointed by the Parent of each Member. The Tax Committee shall be responsible for, and shall determine all actions to be taken with respect to, all tax matters of the Company and its Subsidiaries for all open taxable periods, including (i) approving all elections under U.S. federal, state and local and foreign tax Laws and regulations other than the elections made pursuant to Sections 8.3(b)(i), 8.3(b)(ii), 8.3(b)(iii) and 8.3(c), (ii) reviewing tax returns (including all federal income tax returns), (iii) controlling tax audits and (iv) making any adjustments to taxable income, deductions and allocations. The Company shall provide the Tax Committee and each Member with drafts of each IRS Form 1065 (U.S. Return of Partnership Income), Schedule K-1, and any other significant federal, state, local or foreign tax return at least three and one-half months prior to the due date (including extensions) thereof for review and approval by the Tax Committee. The Members and the members of the Tax Committee shall have thirty (30) days to review such returns and provide comments thereon. All decisions of the Tax Committee shall be unanimous. In the event that the Tax Committee is unable to agree with respect to any tax matter, then the members of the Tax Committee shall negotiate in good faith for a period of twenty one (21) days in an attempt to resolve the issue. If, at the end of twenty one (21) days, the members of the Tax Committee have been unable to resolve the disputed issue, the Chief Financial Officers of the Parent of each Member (the “CFOs”) shall endeavor in good faith for a period of twenty one (21) days to resolve the issue. If, at the end of twenty one (21) days, the CFOs have been unable to resolve the disputed issue, such issue shall be referred to the Neutral Firm, which shall resolve the dispute in accordance with this Agreement in a timely manner as directed by the Tax Committee. This Section 8.3(d) and any other provisions in this Agreement regarding the Tax Committee are for the benefit of the Members and shall not be amended without their prior written consent.
(e)    The Tax Matters Partner may be removed by the unanimous vote of the Representatives (excluding any Representative appointed by the Member that is serving as the Tax Matters Partner).
ARTICLE IX
DISSOLUTION, WINDING-UP AND TERMINATION
Section 9.1    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    approval by the Management Committee; or

(b)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
Section 9.2    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Management Committee shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in Section 7.6(b) and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Management Committee and the Delegate.
(b)    All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination. The distribution of cash or property to a Member in accordance with the provisions of Section 7.6(b) and this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.
(c)    On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE X
MISCELLANEOUS
Section 10.1    Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Members and delivered (including by facsimile) to the other Members.
Section 10.2    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.
(b)    Each Member hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Members further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)    To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d)    EACH MEMBER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH MEMBER CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.2.
Section 10.3    Grant of Security Interest; Member Status.
(a)    Each Member represents to the Company and the other Members as of the First Amendment Date and the Effective Date, respectively, that it owns good title to its Company Interest free and clear of all Liens as of the time of the attachment of the security interest granted pursuant to the following provisions of this Section 10.3(a), and each Member agrees to keep its Company Interest free and clear of all Liens (other than the security interest granted pursuant to this Section 10.3(a)). Each Member grants to the Company and to each other Member, as security, equally and ratably, for the payment and performance of all obligations, liabilities, costs and expenses owed to the Company or any other Member under this Agreement, a security interest in and a general lien on its Company Interest and other interests in the Company and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. The Company and each Member, as applicable, shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 10.3(a). Each Member shall execute and deliver to the Company and each other Member all financing statements and other instruments that the Delegate or any Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 10.3. At the option of the Delegate or any Member, this Agreement or a copy hereof may serve as a financing statement.
(b)    Each of Spectra Member and Phillips Member agrees as to itself to have no assets other than its Company Interest and no liabilities other than the obligations set forth in this Agreement.
Section 10.4    Entire Agreement. This Agreement constitutes the entire agreement of the Members between the Members with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Members other than those set forth or referred to herein. Except as set forth in Section 8.3(d), this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.
Section 10.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by (a) hand, courier or overnight delivery service, (b) by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) in the form of a facsimile, with receipt confirmed, and shall be directed, if the Company or a Member, to the address or facsimile number set forth below (or at such other address or facsimile number as the Company or such Member shall designate by like notice):

(a)	If to Phillips Member:
Phillips 66 Sand Hills LLC
c/o Phillips 66 Company
3010 Briarpark Drive, 7th Floor Pinnacle
Houston, TX 77042
Attention: President- Transportation
Facsimile No.: +1 281-293-6292

With a copy to (which shall not constitute notice):

Phillips 66 Company
3010 Briarpark Drive, 8th Floor Pinnacle
Houston, TX 77042
Attention: Senior Counsel for Transportation/CMTBD
Facsimile No.: +1 832 765-0111

(b)	If to Spectra Member:
Spectra Energy Sand Hills Holding, LLC
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, Texas 77056
Attention: Chief Financial Officer
Facsimile No.: (713) 386-4800

With a copy to (which shall not constitute notice):

Spectra Energy Corp
5400 Westheimer Court
Houston, Texas 77056
Attention: General Counsel
Facsimile No.: (713) 989-3190

(c)	If to DCP Member
DCP Midstream, LP
370 17th Street, Suite 2500
Denver, Colorado 80202
Attention: Chief Executive Officer
Fax No.: (303) 605-2225

With a copy to (which shall not constitute notice):

DCP Midstream, LP
370 17th Street, Suite 2500

Denver, Colorado 80202
Attention: General Counsel
Fax No.: (303) 605-2226

(d)    If to the Company:
DCP Sand Hills Pipeline, LLC
370 17th Street, Suite 2500
Denver, Colorado 80202
Attention: General Counsel
Facsimile No.:     (303) 605-2226

With respect to any financial information communicated by the Company to the Members pursuant to Section 4.2(c), the Company shall send simultaneously or shortly thereafter an electronic copy of such information via e-mail to one or more accounting representatives designated by any Member by a notice to the Company given in accordance with this Section 10.5.
Section 10.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns; provided, however, that no Member will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Member other than in connection with a permitted Transfer pursuant to and in accordance with Article V.
Section 10.7    Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 10.8    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Members. Any Member may, only by an instrument in writing, waive compliance by another Member with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any Member of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Member, and no course of dealing between the Members, shall constitute a waiver of any such right, power or remedy.
Section 10.9    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
Section 10.10    Interpretation. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any provisions of this Agreement.
Section 10.11    Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Second Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

SPECTRA ENERGY SAND HILLS HOLDING, LLC

By:	/s/ William T. Yardley
Name: William T. Yardley
Title: President

PHILLIPS 66 SAND HILLS LLC

By:	/s/ Diana Santos
Name: Diana Santos
Title: Vice President

DCP MIDSTREAM, LP

By:	/s/ Stephen W. Van Hooser
Name: Stephen W. Van Hooser
Title: Vice President and Deputy General Counsel

EXHIBIT A
TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DCP SAND HILLS PIPELINE, LLC
AMONG DCP MIDSTREAM, LP
AND
PHILLIPS 66 SAND HILLS LLC
AND
SPECTRA ENERGY SAND HILLS HOLDING, LLC

Dated as of September 3, 2013

DELEGATION OF AUTHORITY POLICY

[Attached Behind this Page]

DCP Sand Hills Pipeline, LLC
Delegation of Authority Policy

EFFECTIVE SEPTEMBER 3, 2013

1

Policy Language
Purpose and Scope
This Delegation of Authority Policy (“Delegation of Authority”), which shall be effective as of the Effective Date, defines authorities delegated by the Members to the Delegate. Business matters involving the Company (which, for all purposes of this Delegation of Authority, shall include any Subsidiaries of the Company) outside of, or greater than, the scope of authorities expressly delegated to the Delegate by (i) the Second Amended and Restated Limited Liability Company Agreement of DCP Sand Hills Pipeline, LLC dated as of September 3, 2013 (the “Agreement”) or (ii) this Delegation of Authority require approval by the Management Committee or, in certain circumstances, the Members. This Delegation of Authority only pertains to the delegation of authority from the Members to the Delegate, and all delegations to other Persons acting on behalf of the Delegate are covered by other documentation maintained by or on behalf of the Delegate. Unless the context requires otherwise, capitalized terms used herein have the meanings stated in the Agreement.
General Guidelines

1.	When determining the appropriate category of authority for a Business matter, the associated descriptions and notes must be reviewed.

2.
Limits stated in this Delegation of Authority apply to matters that will be funded within the Company’s Approved Annual Budget. Matters outside of the applicable Approved Annual Budget requires approval of the Management Committee.

3.	Limits stated in this document are based on the Company’s net commitment or exposure.

4.	This Delegation of Authority should be interpreted and applied consistently with, and not construed to amend, the Agreement or any resolutions or other actions adopted by the Management Committee.

5.
Authority for all expenditures required in order to respond to emergencies and response thereto (e.g. fire, hurricane, spill, etc.) is delegated to the Delegate. This authority is limited to Company actions to prevent further injury or damage to life, property, and the environment. The associated rebuilding of assets, remediation activities, and settlement of claims must be separately addressed under this Delegation of Authority, the Agreement or approved by the Management Committee and not handled as an emergency or response thereto.

2

Delegation of Authority Category Descriptions
Commodities
Other than pursuant to an Operational Transaction, the Delegate is not authorized to buy, sell, trade or deal in commodities without express authorization by the Management Committee on a case-by-case basis.
Goods and Services and Revenue Transactions
This category includes expenditures associated with procuring goods and services necessary to facilitate the ongoing operations of the Company, and transactions entered into in the conduct of the Business to generate revenue. A goods and services transaction, and a revenue transaction, must be approved based on total expenditures or revenues; for example, the authority level required for a multi-year contract is the sum of each annual amount. Authority delegated to the Delegate for a goods and services transaction, and a revenue transaction, is $35 million per transaction, regardless whether the transaction is market-based and irrespective of the term of the transaction. This category also includes all expenditures or revenues generated from the Business that are not explicitly identified elsewhere in this Delegation of Authority.
The authority for “change orders” or contract modifications is also $35 million. This authority level applies to the amount of the change in the total expenditures, or total revenues, for the remainder of the contract.
Capital Projects and Investments
Authority delegated to the Delegate for approval of capital projects and Authorization for Expenditures (“AFEs”) included in the Approved Annual Budget is $35 million. Authority levels should be measured based on total AFE project cost which includes capital expenditure and operating expense.
Entry into or investments in new lines of business, new geographic regions, or outside of the U. S. Lower 48 are prohibited without prior approval by the Management Committee.
Business transactions that might pose unusual or unique contingent exposure or risk to the Company or any of its Affiliates, as determined by the Delegate, will be presented to the Management Committee for approval. Resolutions of the Management Committee relating to specific transactions will supersede existing authority limits set forth herein.
Capital Project Overruns
Projects that are expected to exceed the original approved AFE budget, in accordance with the following criteria, require approval of the expenditure overrun through submission of an amended AFE. Approval of an amended AFE is subject to this Delegation of Authority. An AFE should be supplemented as soon as the overrun is anticipated and can be estimated and the overrun amount is equal to the greater of $500,000 or 10% of the current approved project budget. The Delegate is authorized to approve cost overruns for a project in a total

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amount equal to the greater of $20 million or 10% of the original AFE amount, provided that the total dollar amount of the overrun may not exceed $20 million.
Acquisitions, Partnerships, and Joint Ventures
Entry into any partnership or joint venture is subject to approval of the Management Committee. Authority is delegated to the Delegate for the acquisition of assets if (i) the amount of such acquisition is within the capital expenditures provided for under an Approved Annual Budget and (ii) the value of such acquisition does not exceed $35 million per transaction.
Leases
Authority is delegated to the Delegate for the lease of equipment, pipeline or pipeline capacity and office buildings if (i) such lease is provided for under or contemplated by an Approved Annual Budget or (ii) the gross dollar value of payments for the combined lease transaction does not exceed $35 million. A term limit of six years applies to all leases, except those approved by the President and CEO of DCP Midstream, LLC.
Disposition of Assets
Must be in adherence to the Investment Recovery Policy maintained by the Delegate or its Affiliates. Authority must be determined using the greater of net book and fair market value. Authority is delegated to the Delegate for the disposition of assets if (i) such disposition is provided for under or contemplated by an Approved Annual Budget or (ii) the greater of net book and fair market value of the assets which are the subject of the disposition does not exceed $35 million.
Philanthropic Contributions
No philanthropic contributions may be made without the approval of the Management Committee.
Financial Transactions
Issuance of Debt
No incurrence of Indebtedness for Borrowed Money is permitted without the approval of the Management Committee.
Extension of Credit
Detailed guidelines for the extension of credit are contained in the Credit Risk Policy maintained by the Delegate or its Affiliates. The policy establishes standards for effective and efficient credit risk management.
Non-Commercial Payments to Parent Companies
Any Officer of the Company can approve payments to Members for distributions supported by a Management Committee resolution or otherwise in accordance with the Agreement. Commercial payments to Members or their Affiliates are governed by the appropriate Delegation of Authority category (e.g. Goods and Services); any agreement with or

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commercial payment to a Member or its Affiliate outside the ordinary course of the conduct of the Company’s business, other than an Operational Transaction, requires approval of the Management Committee.
Intercompany Cash Settlements
This category covers transfers between bank accounts of the Company’s various Subsidiaries, and is not governed by this Delegation of Authority.
Treasury Cash Management Activities
Treasury cash management activities are not governed by this Delegation of Authority.
Settlement of Claims
The Delegate is authorized to settle and compromise an Action or related Actions in an amount not to exceed $21.5 million.

5

EXHIBIT B
TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DCP SAND HILLS PIPELINE, LLC
AMONG DCP MIDSTREAM, LP
AND
PHILLIPS 66 SAND HILLS LLC
AND
SPECTRA ENERGY SAND HILLS HOLDING, LLC

Dated as of September 3, 2013

PERCENTAGE INTERESTS

MEMBER	PERCENTAGE INTEREST
Phillips 66 Sand Hills LLC	33.335%
Spectra Energy Sand Hills Holding, LLC	33.335%
DCP Midstream, LP	33.330%

EXHIBIT C
TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DCP SAND HILLS PIPELINE, LLC
AMONG DCP MIDSTREAM, LP
AND
PHILLIPS 66 SAND HILLS LLC
AND
SPECTRA ENERGY SAND HILLS HOLDING, LLC

Dated as of September 3, 2013

DEPICTION OF THE SAND HILLS PIPELINE

[Attached Behind this Page]

SAND HILLS PIPELINE

Plant
Meter
Pump Station
Lateral
Fullerton Plant
ANDREWS
Goldsmith Lateral
Goldsmith Plant
ECTOR
MIDLAND
Roberts Ranch Plant
Pegasus Plant
Pegasus Injection Pump Station
CRANE
Benedum Plant
UPTON
REAGAN
CROCKETT
SCHLEICHER
Ozona Lateral
Ozona Plant
Sonora
Sonora Pump Station
Sonora Plant
SUTTON
VAL VERDE
EDWARDS
KINNEY
Brackettville
UVALDE
Uvalde
ZAVALA
MAVERICK
FRIO
River Hawk Pump Station
ATASCOSA
DIMMIT
LASALLE
Three Rivers Pump Station
Three Rivers Lateral
Three Rivers Plant
MCMULLEN
LIVE OAK
Marathon Lateral
KARNES
Kenedy
Pettus Pump Station
GOLIAD
BEE
VICTORIA
DEWITT
LAVACA
COLORADO
Eagle Plant
Eagle Plant Lateral
Wilbreeze Pump Station
WHARTON
Edna
JACKSON
Markham
MATAGORDA
Ashwood Pump Station
CP Chem Lateral
BRAZORIA
FT BEND
HARRIS
Houston
Ellington Pump Station
CHAMBERS
Map not drawn to scale
North
South
Phase 5
Phase 4
Phase 3C
Phase 3B
Phase 3A
Phase 1
Phase 2
Milestone 3
Milestone 1
Milestone 2
In-Service
Q2 2013
Q3/Q4 2012
Q4 2012